Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS SECOND QUARTER OPERATING INCOME OF $50 MILLION, OR $0.43 PER DILUTED COMMON SHARE

For the first six months of 2013, company reports:

•	Earnings per diluted common share of $3.19

•	Operating earnings per diluted common share of $2.36

•	Annualized return on average common equity of 14.7%

•	Annualized operating return on average common equity of 10.9%

Pembroke, Bermuda, July 30, 2013 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the second quarter of 2013 of $72 million, or $0.62 per diluted common share, compared with $168 million, or $1.35 per diluted common share, for the second quarter of 2012. For the six months ended June 30, 2013, AXIS Capital reported net income available to common shareholders of $375 million, or $3.19 per diluted common share, compared with $290 million, or $2.31 per diluted common share, for the corresponding period of 2012.

Operating income1 for the second quarter of 2013 was $50 million, or $0.43 per diluted common share, compared with $113 million, or $0.90 per diluted common share, for the second quarter of 2012. For the six months ended June 30, 2013, AXIS Capital reported operating income of $278 million, or $2.36 per diluted common share, compared with $249 million, or $1.98 per diluted common share, for the first six months of 2012.

1 Operating income and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Second Quarter Highlights2

•	Gross premiums written increased 20% to $1.2 billion, with growth of 29% in our reinsurance segment and 16% in our insurance segment;

•	Net premiums written increased 24% to $993 million;

•	Net premiums earned increased 11% to $946 million;

•	Combined ratio of 101.7%, compared to 92.3%;

•	Current accident year loss ratio of 72.4%, compared to 63.7%;

•
Estimated natural catastrophe and weather-related pre-tax net losses (net of reinstatement premiums) of $140 million; tornadoes and hailstorms in the U.S. made the largest contribution to this amount, with flooding in Canada, Europe and Argentina also significant;

•	Net favorable prior year reserve development of $42 million (benefiting the combined ratio by 4.4 points), compared with $75 million (benefiting the combined ratio by 8.7 points);

•	Net investment income increased 12% to $83 million;

•	Pre-tax total return on cash and investments of (1.3%), compared to 0.5%;

•	Net income available to common shareholders of $72 million, compared to $168 million;

•	Operating income of $50 million, compared to $113 million;

•	Net cash flows from operations of $236 million, compared to $288 million;

•	Share repurchases in the quarter totaling $228 million;

•	Issued $225 million of 5.50% Series D preferred shares and redeemed the $100 million of 7.25% Series A preferred shares outstanding; and

•	Diluted book value per common share of $42.67, a 4% decrease during the quarter and a 5% increase over the last 12 months.

2 All comparisons are with the same period of the prior year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the second quarter 2013 financial results, Albert Benchimol, President and CEO of AXIS Capital said "For the year-to-date, we have delivered a very healthy annualized operating ROACE of 10.9%. This  year-to-date result is indicative of the ability of our portfolio to absorb volatility including that presented by a quarter like this one, which was marked by a very high frequency of unrelated small and mid-sized cat and weather events around the globe.
Benchimol continued, "We continue to make good progress in expanding our franchise with growth in attractive lines and markets, most notably in agriculture, accident & health, and our international operations, as we build a broader, more diversified portfolio.  Our results still do not reflect the full leverage of all of the various strategic initiatives in progress at AXIS.  These initiatives, combined with market conditions that present good opportunities in longstanding specialty lines at AXIS, position us well to continue to drive shareholder value."

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $781 million in the quarter, up $106 million, or 16%, from the second quarter of 2012. Our accident & health line contributed $50 million of this increase; our liability and professional lines business also contributed meaningfully. Improvements in the U.S. wholesale excess casualty market continued to benefit our liability line this quarter. Continued expansion in Europe, Canada and Australia drove growth in our professional lines book, with renewal timing also contributing. These lines were also the primary driver of the 15% increase in gross premiums written for the first six months of 2013 to $1.4 billion.

Net premiums written were up 20% for the second quarter and 18% for the year to date. Growth rates exceeded those for gross premiums written primarily due to business mix, including a greater proportion of accident & health business for which we did not purchase significant reinsurance. Changes in certain of our ceded reinsurance programs also contributed to the reductions in the ceded premium ratio, more significantly for the second quarter than for the year to date. Net premiums earned increased 9% and 6%, respectively, for the second quarter and year to date; recent growth in our accident & health line was the primary driver.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Our insurance segment reported an underwriting loss of $55 million for the quarter, compared to underwriting income of $25 million for the second quarter of 2012. The current quarter’s underwriting result reflected a combined ratio of 113.2%, compared with 93.7% in the prior year quarter. The segment’s current accident year loss ratio increased from 67.6% in the second quarter of 2012 to 80.0% this quarter, driven by a higher frequency of natural catastrophe and weather-related losses. The current quarter's result includes aggregate pre-tax net losses emanating from such events (inclusive of premiums to reinstate reinsurance protection) of $90 million, or 21.1 points, primarily arising from tornadoes and hailstorms in the U.S. and flooding in Argentina and Canada. Comparatively, the second quarter 2012 result included $35 million, or 9.2 points, related to second quarter U.S. weather events. Net favorable prior year reserve development was $7 million, or 1.6 points, this quarter compared with $35 million, or 9.2 points, in the second quarter of 2012.

The segment's acquisition cost ratio decreased for both the quarter and year to date, due to a number of factors, including changes in certain reinsurance programs executed in 2012 and the recent reduction in the volume of business sourced through managing general agents. The increases in general and administrative expenses reflect the continued build-out of the segment's global platform over the past year.

For the six months ended June 30, 2013, we recognized an underwriting loss of $14 million, compared with underwriting income of $35 million for the same period of 2012; approximately $44 million of the variance was attributable to natural catastrophe and weather-related activity.

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $439 million in the quarter, up $99 million, or 29%, from the second quarter of 2012. Half of this increase was driven by our agriculture initiative. The remainder was largely attributable to an increase in liability business, as we increased our participation in the excess umbrella market in a more attractive rate environment.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

For the six months ended June 30, 2013, gross premiums written were $1.6 billion, up 19% from the comparable period of 2012. Growth was evident in nearly all lines of business, with our agriculture initiative contributing half of the $249 million increase. In addition to the increase in liability for the second quarter, expansion of our European portfolio contributed on a year-to-date basis. We increased our participation in European catastrophe business, as well as in the U.K motor market (primarily on a quota share basis); foreign exchange rate movements also contributed significantly to the increase in motor premiums. Growth for our property line of business primarily related to select new business opportunities in the U.S.
Net premiums earned increased 13% and 8%, respectively, for the quarter and year to date, primarily attributable to our agriculture expansion.

Our reinsurance segment reported underwriting income of $65 million for the quarter, compared to $95 million for the second quarter of 2012. The segment’s combined ratio increased from 79.5% in the second quarter of 2012 to 87.5% for the current quarter. This included an increase in the current accident year loss ratio from 60.5% in the second quarter of 2012 to 66.3% this quarter, driven by a higher level of natural catastrophe and weather-related losses. The current quarter's result includes aggregate pre-tax net losses emanating from such events (net of reinstatement premiums) of $50 million, or 9.7 points, primarily arising from flooding in Europe and Canada. Comparatively, the second quarter 2012 result included $20 million, or 4.2 points, related to second quarter U.S. weather events. Net favorable prior year reserve development was $35 million, or 6.7 points, this quarter compared with $39 million, or 8.4 points, in the second quarter of 2012.

For the six months ended June 30, 2013, we recognized underwriting income of $195 million compared with $147 million for the same period of 2012; the favorable variance was driven by a number of factors, including portfolio expansion, a higher level of net favorable prior year reserve development and a lower acquisition cost ratio driven by loss-sensitive features in reinsurance contracts.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Investments

Net investment income of $83 million for the quarter represented a $26 million decrease from the first quarter of 2013 and a $9 million year-over-year increase from the second quarter of 2012, with the variances primarily driven by changes in the fair value of our alternative investments ("other investments"). These investments generated $12 million of income in the current quarter, compared to income of $43 million in the first quarter of 2013 and a loss of $2 million in the second quarter of 2012.

Net realized investment gains were $16 million, compared to $44 million last quarter and $30 million in the second quarter of 2012.

Capitalization / Shareholders’ Equity

Our total capital at June 30, 2013 was $6.6 billion, including $1.0 billion of long-term debt and $0.6 billion of preferred equity, as compared to $6.8 billion at December 31, 2012.

During the quarter, we issued $225 million of 5.50% Series D preferred shares and used a portion of the net proceeds from this issuance to redeem the $100 million of 7.25% Series A preferred shares outstanding. The execution of these transactions reduced the weighted average annual dividend rate on our preferred equity capital base by 57 basis points.

Diluted book value per common share, calculated on a treasury stock basis, decreased by $2.00, or 4%, to $42.67 in the current quarter; the reduction was primarily driven by a decline in the fair value of our available-for-sale fixed maturity portfolio, following an upward shift in sovereign yield curves. Over the past twelve months, diluted book value per common share increased by $2.12, or 5%; growth was driven by operating income, with share repurchase activity also contributing.

During the quarter we repurchased 5.1 million common shares at an average price of $44.57 per share, for a total cost of $228 million. At July 30, 2013, we had $409 million of remaining authorization for common share repurchases through December 31, 2014.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Wednesday, July 31, 2013 at 8:00 AM (Eastern) to discuss the second quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the code 7-8-4-7-0-7-0. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for three weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 1-0-0-3-0-8-5-0. The webcast will be archived in the Investor Information section of our website.

In addition, a financial supplement relating to our financial results for the quarter ended June 30, 2013 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at June 30, 2013 of $5.6 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) with a positive outlook by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2013 (UNAUDITED) AND DECEMBER 31, 2012

	2013	2012

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,644,912	$11,928,049
Equity securities, available for sale, at fair value	618,795	666,548
Other investments, at fair value	962,315	843,437
Short-term investments, at fair value and amortized cost	45,904	108,860
Total investments	13,271,926	13,546,894
Cash and cash equivalents	1,010,805	759,817
Restricted cash and cash equivalents	105,443	90,733
Accrued interest receivable	95,098	97,220
Insurance and reinsurance premium balances receivable	2,166,982	1,474,821
Reinsurance recoverable on unpaid and paid losses	1,981,441	1,863,819
Deferred acquisition costs	543,069	389,248
Prepaid reinsurance premiums	331,528	315,676
Receivable for investments sold	1,399	1,254
Goodwill and intangible assets	91,370	97,493
Other assets	247,252	215,369
Total assets	$19,846,313	$18,852,344

Liabilities
Reserve for losses and loss expenses	$9,342,817	$9,058,731
Unearned premiums	3,209,055	2,454,692
Insurance and reinsurance balances payable	292,572	270,739
Senior notes	995,546	995,245
Payable for investments purchased	234,001	64,553
Other liabilities	210,375	228,623
Total liabilities	14,284,366	13,072,583

Shareholders' equity
Preferred shares - Series A, B, C and D	627,843	502,843
Common shares	2,172	2,146
Additional paid-in capital	2,213,204	2,179,034
Accumulated other comprehensive income	24,755	362,622
Retained earnings	4,813,687	4,497,789
Treasury shares, at cost	(2,119,714)	(1,764,673)
Total shareholders' equity	5,561,947	5,779,761
Total liabilities and shareholders' equity	$19,846,313	$18,852,344

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012

	Three months ended		Six months ended
	2013	2012	2013	2012

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$945,873	$850,603	$1,819,911	$1,696,968
Net investment income	83,112	74,449	192,019	190,472
Net realized investment gains	16,235	30,405	60,713	44,896
Other insurance related income	435	299	1,030	931
Total revenues	1,045,655	955,756	2,073,673	1,933,267

Expenses
Net losses and loss expenses	642,899	467,637	1,081,313	978,328
Acquisition costs	169,719	156,397	315,209	324,793
General and administrative expenses	149,034	161,331	290,508	284,984
Foreign exchange gains	(10,320)	(36,162)	(45,201)	(15,715)
Interest expense and financing costs	15,260	15,170	31,095	30,807
Total expenses	966,592	764,373	1,672,924	1,603,197

Income before income taxes	79,063	191,383	400,749	330,070
Income tax expense (benefit)	(4,662)	2,317	5,469	5,165
Net income	83,725	189,066	395,280	324,905
Preferred shares dividends	8,197	11,527	16,938	20,746
Loss on repurchase of preferred shares	3,081	9,387	3,081	14,009
Net income available to common shareholders	$72,447	$168,152	$375,261	$290,150

Per share data
Net income per common share:
Basic net income	$0.63	$1.36	$3.23	$2.32
Diluted net income	$0.62	$1.35	$3.19	$2.31
Weighted average number of common shares outstanding - basic	115,163	123,823	116,088	124,802
Weighted average number of common shares outstanding - diluted	116,671	124,983	117,660	125,825
Cash dividends declared per common share	$0.25	$0.24	$0.50	$0.48

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2013 AND 2012

	2013			2012
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$781,055	$438,750	$1,219,805	$675,009	$339,366	$1,014,375
Net premiums written	559,584	433,823	993,407	465,238	336,337	801,575
Net premiums earned	422,345	523,528	945,873	386,580	464,023	850,603
Other insurance related income	435	—	435	299	—	299
Net losses and loss expenses	(330,992)	(311,907)	(642,899)	(225,900)	(241,737)	(467,637)
Acquisition costs	(58,749)	(110,970)	(169,719)	(58,654)	(97,743)	(156,397)
Underwriting-related general and
administrative expenses(3)	(88,526)	(35,243)	(123,769)	(77,770)	(29,359)	(107,129)
Underwriting income (loss)(3)	$(55,487)	$65,408	9,921	$24,555	$95,184	119,739

Corporate expenses			(25,265)			(54,202)
Net investment income			83,112			74,449
Net realized investment gains			16,235			30,405
Foreign exchange gains			10,320			36,162
Interest expense and financing costs			(15,260)			(15,170)
Income before income taxes			$79,063			$191,383

Net loss and loss expense ratio	78.4%	59.6%	68.0%	58.4%	52.1%	55.0%
Acquisition cost ratio	13.9%	21.2%	17.9%	15.2%	21.1%	18.4%
General and administrative
expense ratio	20.9%	6.7%	15.8%	20.1%	6.3%	18.9%
Combined ratio	113.2%	87.5%	101.7%	93.7%	79.5%	92.3%

3Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before taxes, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012

	2013			2012
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$1,377,769	$1,588,518	$2,966,287	$1,199,689	$1,339,856	$2,539,545
Net premiums written	992,264	1,571,582	2,563,846	843,853	1,324,909	2,168,762
Net premiums earned	824,224	995,687	1,819,911	776,837	920,131	1,696,968
Other insurance related income	1,030	—	1,030	931	—	931
Net losses and loss expenses	(548,328)	(532,985)	(1,081,313)	(467,623)	(510,705)	(978,328)
Acquisition costs	(116,009)	(199,200)	(315,209)	(119,808)	(204,985)	(324,793)
Underwriting-related general and
administrative expenses	(175,415)	(68,283)	(243,698)	(155,214)	(57,133)	(212,347)
Underwriting income (loss)	$(14,498)	$195,219	180,721	$35,123	$147,308	182,431

Corporate expenses			(46,810)			(72,637)
Net investment income			192,019			190,472
Net realized investment gains			60,713			44,896
Foreign exchange gains			45,201			15,715
Interest expense and financing costs			(31,095)			(30,807)
Income before income taxes			$400,749			$330,070

Net loss and loss expense ratio	66.5%	53.5%	59.4%	60.2%	55.5%	57.7%
Acquisition cost ratio	14.1%	20.0%	17.3%	15.4%	22.3%	19.1%
General and administrative
expense ratio	21.3%	6.9%	16.0%	20.0%	6.2%	16.8%
Combined ratio	101.9%	80.4%	92.7%	95.6%	84.0%	93.6%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012

	Three months ended		Six months ended
	2013	2012	2013	2012

	(in thousands, except per share amounts)

Net income available to common shareholders	$72,447	$168,152	$375,261	$290,150
Net realized investment gains, net of tax(1)	(14,604)	(28,854)	(55,674)	(40,064)
Foreign exchange gains, net of tax(2)	(10,879)	(35,853)	(45,132)	(15,526)
Loss on repurchase of preferred shares, net of tax(3)	3,081	9,387	3,081	14,009
Operating income	$50,045	$112,832	$277,536	$248,569

Earnings per common share - diluted	$0.62	$1.35	$3.19	$2.31
Net realized investment gains, net of tax	(0.13)	(0.23)	(0.48)	(0.32)
Foreign exchange gains, net of tax	(0.09)	(0.29)	(0.38)	(0.12)
Loss on repurchase of preferred shares, net of tax	0.03	0.07	0.03	0.11
Operating income per common share - diluted	$0.43	$0.90	$2.36	$1.98

Weighted average common shares and common share
equivalents - diluted	116,671	124,983	117,660	125,825

Average common shareholders' equity	$5,160,346	$5,172,088	$5,105,511	$5,069,538

Annualized return on average common equity	5.6%	13.0%	14.7%	11.4%

Annualized operating return on average common equity	3.9%	8.7%	10.9%	9.8%

(1)
Tax cost of $1,631 and $1,551 for the three months ended June 30, 2013 and 2012, respectively, and $5,039 and $4,832 for the six months ended June 30, 2013 and 2012, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

(2)
Tax cost (benefit) of ($559) and $309 for the three months ended June 30, 2013 and 2012, respectively, and $69 and $189 for the six months ended June 30, 2013 and 2012, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

(3)	Tax impact is nil.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $149,034 and $161,331 for the three months ended June 30, 2013 and 2012, respectively, and $290,508 and $284,984 for the six months ended June 30, 2013 and 2012, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present operating income, consolidated underwriting income and underwriting-related general and administrative expenses, which are “non-GAAP financial measures” as defined in Regulation G.

Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses), foreign exchange losses (gains) and losses on the repurchase of preferred shares. We also present diluted operating earnings per share and operating return on average common equity ("operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of operating income, diluted operating earnings per share and operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income to income before income taxes (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses; the two components are separately presented in the 'Consolidated Segmental Data' section of this release.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income” (in total and on a per share basis), “annualized operating ROACE” (which is based on the “operating income” measure) and "consolidated underwriting income", which incorporates "underwriting-related general and administrative expenses".

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating Income

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange losses (gains) in isolation are not a fair representation of the performance of our business.

Losses on repurchase of preferred shares arise from capital transactions and, therefore, are not reflective of underlying business performance.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses), foreign exchange losses (gains) and losses on repurchase of preferred shares to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses), foreign exchange losses (gains) and losses on repurchase of preferred shares reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide (re)insurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange losses (gains) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate gains (losses) on our investment portfolio generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com